EXHIBIT 10.34

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

March 12, 2014

Via Email:  michael.matte@aspen.edu

Mr. Michael Matte

3911 Ocean Drive

Singer Island, FL 33418

Re:

Future Consulting Services

Dear Mike:

This Consulting Agreement is being executed in conjunction with a General Release and Termination Agreement through which you have resigned as an Officer and employee of Aspen Group, Inc. (the “Company”) and Aspen University Inc. (“Aspen University”).

We agree that effective November 1, 2014, you will become a part-time consultant to the Company.  Your services will be provided through your consulting company, Matte Holdings, Inc. Your services will consist of responding to questions presented to you by email or telephone call from attorneys at Nason, Yeager, Gerson, White & Lioce, P.A. (“Nason Yeager”), the Company’s Chief Financial Officer or the Company’s auditors.  You shall be required to provide an answer to the best of your recollection within three business days of the request, which may be written or oral.  The questions presented to you shall only relate to the business of the Company and Aspen University during the period that you were an employee as well as information relating to the ongoing Patrick Spada litigation that came to your attention while you were an employee.  You shall not be required to testify in such litigation but, if you are subpoenaed by any party, the Company shall compensate you at the rate of $1,000 per day of testimony (or portion of a day), which sums shall be payable on a daily basis in advance.

For your services as a part-time consultant to the Company and Aspen University, the Company agrees to pay you the sum of $150,000, payable as set forth below. On November 3, 2014, Irwin Gilbert, P.A. shall wire transfer to Matte Holdings, Inc. the sum of $90,000, provided that you have provided wire transfer instructions to it.  On February 2, 2015, Irwin Gilbert, P.A. Yarnell shall wire transfer to you the balance of the $60,000 to Matte Holdings, Inc. The sums paid shall not be subject to repayment, except if you willfully refuse to respond to the questions provided above and you are given five business days’ notice in writing that you have been alleged to have not provided answers and you do not provide such answers within the five business days thereafter. For clarity, the payment of these sums is not dependent upon the

Company having need of your services or calling upon you to answer questions.  The Company acknowledges that adequate consideration has been received, including your agreement to make yourself available to consult as needed if needed.

The Company agrees to make the following payments for the benefit of Michael Matte:

Payment Due Date	Payment Amount	Payment Due Date	Payment Amount
March 12, 2014	$10,000.00	September 1, 2014	$10,000.00
April 1, 2014	$10,000.00	October 1, 2014	$10,000.00
May 1, 2014	$10,000.00	November 3, 2014	$10,000.00
June 2, 2014	$10,000.00	December 1, 2014	$20,000.00
July 1, 2014	$10,000.00	January 2, 2015	$20,000.00
August 1, 2014	$10,000.00	February 2, 2015	$20,000.00

All payments shall be by wire transfer to “Irwin R. Gilbert, P.A. Trust Account in accordance with the attached wire transfer instructions.

Consequence of Default.   The Company acknowledges its obligation to pay the sum of $150,000.00 to Michael Matte.  As an accommodation, the parties have agreed that the payment shall be accomplished according to the schedule set forth immediately above.  All wire transfers must be completed so that funds are irrevocably released into the Irwin R. Gilbert, P.A. Trust Account no later than 12:01 P.M. on the next banking business day after the payment is due. If the Company fails to do so, you may give written notice to it by email to mike@aspen.edu. Any failure to cure the noon payment within three business days (or such longer period as banks in the City of New york are not open for business) shall be a default. A default shall result in the following: (i) an immediate acceleration of the debt so that all unmade payments shall be immediately due and owing; (ii) Michael Matte shall be entitled to a judgment by consent which may be entered at his discretion in either or both, New York County Supreme Court, New York and/or Palm Beach County Circuit Court, Palm Beach County, Florida.

If the foregoing is acceptable to you, please execute a copy in the place indicated below and email it to me.

Very truly yours,

Michael Mathews
Chief Executive Officer

ACKNOWLEDGED and AGREED:

______________________________

Michael Matte